UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Viacom Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2949533
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.01 per share	New York Stock Exchange
Class B common stock, par value $0.01 per share	New York Stock Exchange

Class A common stock, par value $0.001 per share	New York Stock Exchange
Class B common stock, par value $0.001 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-128281 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8-A/A amends and supplements the Forms 8-A filed by Viacom Inc. (the “Company”) on March 24, 1999 and on May 4, 2000 in their entirety.

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the separation of Viacom Inc. (the “Registrant”) into two publicly traded companies (the “Separation”), the Registrant will be renamed CBS Corporation, the Registrant’s class A common stock will automatically convert into the right to receive, among other things, 0.5 shares of the Registrant’s class A common stock, and the Registrant’s class B common stock will automatically convert into the right to receive, among other things, 0.5 shares of the Registrant’s class B common stock.  In addition, in connection with the Separation, the par value per share of the Registrant’s class A common stock and class B common stock will be changed from $0.01 to $0.001.  This Form 8-A/A amends and restates the registration statements on Form 8-A listed above in their entirety, to describe the Registrant’s class A common stock and class B common stock both prior to and following the completion of the Separation.

Until the Separation, the titles of the Registrant’s securities to be registered hereunder are (i) voting Class A Common Stock, $0.01 par value; and (ii) non-voting Class B Common Stock, $0.01 par value.  Incorporated herein by reference is the description of the securities to be registered appearing in the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware, effective December 9, 2004 (incorporated herein by reference to Exhibit (3)(a) to the Registrant’s Annual Report on Form 10-K, filed March 16, 2005).

Upon the Separation, the titles of the Registrant’s securities to be registered hereunder are (i) voting Class A Common Stock, $0.001 par value; and (ii) non-voting Class B Common Stock, $0.001 par value.  Incorporated herein by reference is the description of the securities to be registered hereunder set forth under the caption “Comparison of Stockholder Rights Before and After the Separation,” “Description of CBS Corp. Capital Stock” and Exhibit 3.3, Form of Amended and Restated Certificate of Incorporation of Viacom Inc. following the separation, in the Registrant’s registration statement on Form S-4 (Registration No. 333-128821), first filed with the Securities and Exchange Commission on October 5, 2005, as amended on November 23, 2005.

Item 2. Exhibits.

1.

Amended and Restated Certificate of Incorporation of Viacom Inc., effective December 9, 2004 (incorporated by reference to Exhibit 3(a) to the Annual Report of Form 10-K of Viacom Inc., filed March 16, 2005 (File No. 001-09553)

2.	Amended and Restated Bylaws of Viacom Inc., adopted June 1, 2004 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Viacom Inc., filed June 1, 2004 (File No. 001-09553)

3.

Form of Amended and Restated Certificate of Incorporation of Viacom Inc. following the separation (incorporated by reference to Exhibit 3.3 in the Registrant’s registration statement on Form S-4 (Registration No. 333-128821), first filed with the Securities and Exchange Commission on October 5, 2005, as amended on November 23, 2005.

4.

Form of Amended and Restated Bylaws of Viacom Inc. following the separation (incorporated by reference to Exhibit 3.4 in the Registrant’s registration statement on Form S-4 (Registration No. 333-128821), first filed with the Securities and Exchange Commission on October 5, 2005, as amended on November 23, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereto duly authorized.

VIACOM INC.

	By:	/s/ Michael D. Fricklas
		Name:	Michael D. Fricklas
		Title:	Executive Vice President, General Counsel and Secretary

November 23, 2005